Points International Announces New Partnership with ATA Airlines to Enhance Frequency, Value and Options for Travel Awards Members

Company Continues to Expand Industry-leading Programs and Partners

TORONTO, July 25, 2007 – Points International Ltd. (PIL) (TSX: PTS; OTCBB: PTSEF)— the world’s leading loyalty reward solutions provider and owner of the Points.com portal —today announced that it has partnered with ATA Airlines to enhance ATA’s frequent flyer program - Travel Awards. Points International will provide an online solution for ATA’s Travel Awards Program Members who wish to boost their account balances—or those of friends and family—by buying, gifting, or transferring Travel Awards Points.

"Frequent flyer miles are one of the world’s fastest growing currencies and we believe that ATA Travel Awards Members will be enticed by the opportunity to buy, transfer or gift points," said Rob MacLean, Points International CEO. "We are delighted to partner with ATA to improve incentives for their most valuable customers and we will continue to deliver solutions that offer a compelling proposition to our growing network of partners."

With this new partnership, Points International will take a principal role in the operations, marketing and commercial transaction support for these new products.

"By providing a full service solution for our partners, we are able to leverage our expertise developed through working with the world’s leading Loyalty Programs to the benefit of ATA and its Travel Awards Program Members," said MacLean.

ATA Travel Awards Members already value ATA’s low-cost air service and will appreciate the option to get more out of their Travel Awards Points. ATA serves more Hawaiian cities non-stop from the mainland than any other airline. Travel Awards Members will have the ability to top up their accounts to redeem flights for this popular tropical destination.

"Travel Awards Members can now accelerate their accumulation of Points by purchasing, transferring or giving Points as a gift to a friend or family member, adding more choice, flexibility and value in their membership," said Josef Loew, SVP Scheduled Service. "Our Members can redeem hard-earned Awards and travel to their favorite destinations faster - the main goal of any loyalty program. We look forward to working with Points, continuing to enhance the value of our program, and delivering exceptional customer service." The ability to purchase and give ATA Travel Awards Points as a gift was launched in mid-July. Customers will have the ability to transfer Travel Award Points in September 2007.

About Points International Ltd.

Points International Ltd. is owner and operator of Points.com, the world’s leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world’s leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles™, Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group’s Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

About ATA Airlines

As ATA enters its 33rd year of operations, the Company is bringing more convenient, value-based service to the skies. ATA provides features travelers have come to expect, including advanced seat assignments, self-service kiosks, Web check-in, simplified and consistent fare structure, and a frequent flier program with one of the lowest thresholds for earning travel in the industry. For more information, visit ata.com.

For more information contact:

For investor relations:

Anthony Lam, Chief Financial Officer, Points International Ltd., (416) 596-6382, anthony.lam@points.com;

Alex Wellins or Brinlea Johnson, The Blueshirt Group, (415) 217-7722 alex@blueshirtgroup.com, brinlea@blueshirtgroup.com

For partnerships and other inquiries:

Peter Lockhard, Senior Vice President Partners, Points International Ltd., (416) 596-6392, peter.lockhard@points.com ..